UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________

FORM 8-K

_____________

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 5, 2011

SuccessFactors, Inc.

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33755	94-3398453
(Commission File Number)	(IRS Employer Identification No.)

1500 Fashion Island Blvd., Suite 300, San Mateo, CA	94404
(Address of Principal Executive Offices)	(Zip Code)

(650) 645-2000

(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 5, 2011, SuccessFactors, Inc. ("SuccessFactors") and its wholly owned subsidiary Jupiter Merger Sub Corp. ("Merger Sub") entered into an Agreement and Plan of Merger ("Agreement") with Job2Web Inc. ("Jobs2Web") providing for the acquisition of Jobs2Web by the merger of Merger Sub into Jobs2Web, with Jobs2Web surviving the merger as a wholly owned subsidiary of SuccessFactors (the "Merger").

Subject to the terms and conditions of the Agreement, the aggregate purchase price for all of the outstanding capital stock and other vested stock options and warrants of Jobs2Web will be $110 million in cash consideration, subject to working capital and other adjustments, with 10% of such amount being placed in escrow to secure the indemnification obligations of the securityholders of Jobs2Web under the Agreement (the "Consideration"). In addition, each unvested Jobs2Web stock option outstanding as of the closing of the Merger (the "Closing") that are held by employees of Jobs2Web who will continue as employees of Jobs2Web or SuccessFactors after the Closing will be assumed by SuccessFactors and converted into a SuccessFactors stock option exercisable for such number of shares of SuccessFactors common stock and with an exercise price per share as determined based on an exchange ratio specified in the Agreement, and will continue to be subject to the vesting schedule in effect as of the Closing.

The closing of the Merger is subject to customary closing conditions as set forth in the Agreement. SuccessFactors currently anticipates that the Closing will occur in 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUCCESSFACTORS, INC.

By:	/s/ Hillary Smith Hillary Smith General Counsel

Date: December 7, 2011